EXHIBIT 99

Media:
Rodrigo Sierra
(312) 240-4567
Investor Relations:
Mary Ann Wall
(312) 240-7534

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
August 1, 2002

Peoples Energy Confident its 2001 Gas Purchasing Practices Were Prudent

Reaffirms Earnings Guidance

CHICAGO - Peoples Energy (NYSE: PGL) today responded to news accounts of a motion to compel that the Illinois Commerce Commission Staff filed as part of an annual review of gas purchasing practices for fiscal year 2001 at its primary utility subsidiary, Peoples Gas. The case is on a typical procedural schedule that would bring it to conclusion early in calendar 2003.

"Peoples Gas is confident that the review of its 2001 gas purchasing practices will show that the company conducted its business prudently and that none of our practices increased costs to customers," said Thomas M. Patrick, Chairman, President and CEO of Peoples Energy.

The Staff motion to compel relates to questions about off-system transactions. The transactions in question were all done at market prices and relate primarily to a contract with Enron North America. We believe this contract was prudent and provided for gas purchases at prices at or below market rates. The contract was also in effect in fiscal year 2000 and no purchases or activities involving it were found to be imprudent in that year's reconciliation proceeding, which has been concluded.

As part of normal operations to balance gas supplies, such as on warm winter days, certain gas required to be purchased under contract minimums may be resold. During the year in question a number of such balancing sales occurred. All were done at then market rates.

In a number of cases, because of prevailing market conditions, the resale produced a negative margin (difference between purchase and resale price). The aggregate negative margin for all transactions was approximately $1.5 million. These were typical transactions that have occurred in all years. The company is confident that they will be found prudent. Other such resales occurred during the year with positive margins and these margins were refunded to customers.

Peoples Gas has provided ICC staff with all information necessary to assess the reasonableness of our gas transactions.

The motion to compel reviews a separate, immaterial item in the case. During the discovery phase of this proceeding Peoples Gas identified a singular occurrence in which the demand charge component was improperly documented, and as a result, not credited to the PGA. The Company brought this fact to Staff's attention, and the Company has already indicated its agreement that this amount ($241,600) should be refunded to customers.

In response to further questions by Staff, Peoples Gas reviewed all of its off-system transactions for the fiscal year and found no transactions of a similar nature and no further instances of unrecorded PGA credits.

"The company affirms its guidance for fiscal 2002 earnings at the high end of the range of $2.70 to $2.80 per share excluding the special charge taken in the third quarter and for fiscal 2003 earnings of $2.70 to $2.80 per share," said Patrick.

Peoples Energy, a member of the S&P 500, is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as the statements set forth above, including earnings guidance for fiscal years 2002 and 2003 and a favorable result for the Company in ICC proceeding Docket No. 01-0707. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations and forecasts because of many uncertainties, including, but not limited to: adverse decisions in the proceedings before the Illinois Commerce Commission concerning the prudency review of the utility subsidiaries' gas purchases; the future health of the U.S. and Illinois economies; the timing and extent of changes in energy commodity prices, including but not limited to the effect of unusually high gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, and interest expense; adverse resolution of material litigation; business and competitive conditions resulting from deregulation and consolidation of the energy industry; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the U.S., Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; the Company's success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time; operational factors affecting the Company's Gas Distribution, Power Generation and Oil and Gas Production segments; drilling risks and the inherent uncertainty of gas and oil reserve estimates; weather related energy demand; the timing and extent of changes in interest rates; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

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